EXHIBIT 10.2

EXECUTION VERSION

BUSINESS TRANSITION AGREEMENT

This BUSINESS TRANSITION AGREEMENT, (this “Agreement”), is entered into as of January 14, 2010, by and between Pacific Capital Bank, National Association, a national banking association (“Seller”), and Santa Barbara Tax Products Group, LLC, a Delaware limited liability Purchaser (“Purchaser,” and together with Seller, the “Parties”).

W I T N E S S E T H

WHEREAS, Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of January 14, 2010 (the “Purchase Agreement”) pursuant to which, among other things, (a) Seller has agreed to sell to Purchaser, and Purchaser has agreed to buy from Seller, the Purchased Assets and (b) Seller has agreed to provide certain services to or for the benefit of Purchaser to ensure a smooth transition of the Business from Seller to Purchaser; and

WHEREAS, Seller and Purchaser are entering into this Agreement to memorialize the terms on which Seller will provide the Transition Services to Purchaser.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Seller and Purchaser hereby agree as follows:

A G R E E M E N T S

1. Defined Terms. Capitalized terms used in this Agreement that are not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Transition Services.

(a) At the Closing, Purchaser has paid Seller the Closing Date Cash Consideration and deposited the Escrowed Consideration with JPMorgan, payable by JPMorgan to Seller upon satisfaction of the conditions set forth in the Escrow Agreement (such Closing Date Cash Consideration and the Escrowed Consideration deposited with JPMorgan are separate and apart from the Earn-Out Consideration, which is only payable if and to the extent earned under the terms of the Purchase Agreement), but (a) the Purchased Assets of the Business cannot be delivered in full to Purchaser at the Closing due to the need to obtain certain consents or approvals and (b) Purchaser is unable to operate the Business on a stand alone basis in time for the beginning of the 2010 tax season because additional time is needed to implement certain operational capabilities. However, in order to minimize disruption to the Business for the 2010 tax season and to ensure a smooth transition of the Business from Seller to Purchaser, for the period beginning on the date hereof through April 30, 2010 except for (x) services to be provided under Section 5 which shall be through March 31, 2010, (y) services relating to check clearing, ACH services and access and use of Seller’s telecommunications (including network) infrastructure, which shall be through December 31, 2010 or (z) any other term expressly provided in this Agreement as applying to specified services (the term “Term” as used herein means the period from the date hereof through one of the foregoing applicable end dates depending on the context), Seller shall provide to, or for the benefit of, Purchaser, the following: (i) the services of all of the Business Employees (as defined below), in the same capacities and at the same rate of compensation as in effect on the date hereof, and all human resources support, welfare benefits and payroll functions as Seller has maintained for such employees immediately before the date hereof, (ii) access to and use of the Leased Office Space, (iii) such equipment, intellectual property (including software, domain names and website access), permits, licenses, postal services, check stock, telecommunications equipment and services, contract rights and all other services of any kind, in each case, that Seller used in the Business immediately before the Closing including the services and other items more specifically described in the remainder of this Agreement (collectively, the “Transition Services”); provided, notwithstanding the foregoing, the Transition Services shall not include the origination, purchasing or holding of any RALs (or of any other loans) (collectively, the “Excluded RAL Activities”). Seller will provide the Transition Services to Purchaser during the Term for no cost other than those expressly provided in this Agreement.

(b) Seller shall perform the Transition Services consistent in all material respects with the manner in which it provided such services when it operated the Business prior to the Closing. Seller shall perform the Transition Services in a timely and professional manner and in accordance with its customary practices.

(c) For so long as Seller is performing the Transition Services pursuant to this Agreement, and subject to Seller’s compliance with its obligations under this Agreement, Purchaser shall operate the Business, and shall take all actions necessary to enable Seller to perform the Transition Services, in accordance with applicable Law (including, without limitation, any requirements or directives of any Governmental Entity) and in a manner consistent with industry standards and the controls and systems maintained by Purchaser pursuant to Section 2(e) below.

(d) Seller shall retain controls and systems consistent in all material respects with the controls and systems that it had in place prior to Closing as it relates to the services provided by Seller under this Agreement, and Purchaser will not interfere with such control and systems.

(e) During the Term, subject to Seller’s compliance with its obligations under this Agreement, Purchaser shall maintain controls and systems with respect to the Business that are consistent in all material respects with the controls and systems that Seller had maintained with respect to the Business prior to the Closing. Without limiting the generality of the foregoing, subject to Seller’s compliance with its obligations under this Agreement, Purchaser shall maintain controls and systems that enable it to operate the Business in accordance with applicable Law (including, without limitation, any requirements or directives of any Governmental Entity) and in a manner consistent with industry standards. Seller shall have full access, on reasonable notice and during business hours, to Purchaser’s books and records relating to the Business, facilities where such books and records are located, information (to the extent not proprietary) regarding network infrastructure that services the Business and agents and employees involved with servicing the Business, in each case, to allow Seller to determine Purchaser’s compliance with this Agreement.

(f) If the parties omitted any service from the definition of “Transition Services” but which is reasonably required from Seller in order for Purchaser to operate the Business during the Term consistent with Seller’s past practices (other than the Excluded RAL Activities), then such services shall be deemed to be “Transition Services” for purposes of this Agreement.

3. Leased Office Space. Until each Office Lease Agreement is validly assigned to Purchaser, (i) Seller shall dedicate the Leased Office Space covered by such Office Lease Agreement for the exclusive use of conducting the Purchaser’s Business; (ii) Seller shall comply with the terms of such Office Lease Agreement; and (iii) Seller shall not amend or terminate such Office Lease Agreement without the prior written consent of Purchaser. In consideration for the foregoing, Purchaser shall pay, during the Term, on a monthly basis in advance, by wire transfer of immediately available funds at least one Business Day before each such payment is due, an amount equal to the regular monthly payment due thereunder (each and “Advance Lease Payment”), which Seller shall specify to Purchaser at least three Business Days before payment is owing from Purchaser. If for any month in the Term, the aggregate of Advance Lease Payment is less than or more than the Assumed Lease Amount (as defined below) for such month, Seller and Purchaser will promptly reconcile for such difference by payment to one another within 10 days of such payment becoming known. “Assumed Lease Amount” means an amount that would come due after the Closing Date under the Office Lease Agreements if such agreement had been assigned to Purchaser at the Closing and Purchaser had assumed all obligations relating to the period of time from and after the Closing except for those that relate in whole or in part to the period of time on o before the Closing which are Retained Liabilities for the Seller’s account under the terms of the Purchase Agreement.

4. Contracts, Permits and Licenses. From the date hereof until April 30, 2010 or such earlier time as each is validly assigned to Purchaser or terminated by the counterparty or by Seller at the request of Purchaser, Seller shall maintain all of its vendor contracts and relationships, licenses and permits used or held for use by the Seller immediately before the Closing for the exclusive benefit of the Business and consistent with Seller’s past practices. Nothing in this section shall, however, require Seller to maintain contracts with tax preparers, transmitters or other customers of the Business. Seller shall comply with and not amend or terminate any of such contracts, licenses or permits and, where applicable, enforce the terms thereof or exercise its rights thereunder consistent with its past practices. Purchaser shall reimburse Seller monthly in arrears during the Term for Seller’s actual, out-of-pocket expenses incurred under such contracts that relate solely to services provided by the vendors or payments under licenses or permits, in each case, that relate solely to the period of time represented by the Term or until such contract, relationship, license, permit is either assigned to Purchaser or terminated. Purchaser shall take such actions as are necessary to ensure that the checks drawn on Seller check stock do not become NSF checks.

5. Employee Matters.

(a) In furtherance of Seller’s obligations under Section 2(a), during the period from the date hereof until March 31, 2010 (the “Employment Term”), Seller shall dedicate exclusively to Purchaser for use in the Business, each employee of the Business employed by Seller immediately prior to the Closing (the “Business Employees”), subject to, and in accordance with, the terms of this Section 5 (the “Employment Services”). Each Business Employee shall in all respects continue as a common-law employee of Seller while rendering Employment Services for Purchaser under the terms of this Agreement, and the Business Employees shall work for Purchaser under the overall supervision and control of Seller; provided, however, that by this Agreement, Seller delegates to Purchaser the authority to make day-to-day project and task assignments with respect to the Business Employees. During the Employment Term, Seller shall remain responsible for the payment of the Business Employee’s compensation and withholding the appropriate income and employment taxes, the payment of all federal, state, territorial and local employment taxes, providing workers’ compensation coverage for the Business Employees, the payment of any obligations in respect of any benefit plans, programs or policies that are sponsored or maintained from time to time by Seller and in which the Business Employee participates, and the payment of any obligations in respect of any employment agreement between Seller and the Business Employee. In addition, the Business Employees shall remain subject to Seller’s policies and other procedures in effect from time to time with respect to its employees, including, without limitation, those relating to the workplace, harassment, discrimination, and other conditions of employment. Purchaser shall, through its on-site managers, assure compliance with applicable wage and hour laws, including meal breaks and time sheet processes in accordance with Seller’s policies and procedures. During the Employment Term, Seller shall maintain with respect to the Business Employees all insurance coverage required to be maintained for employees, including without limitation, worker’s compensation insurance, COBRA coverage, disability insurance and unemployment insurance, to the extent required under applicable local, state, and federal laws in the jurisdictions in which the Business Employees are employed.

(b) For the Employment Services rendered by Seller in accordance with this Agreement, during the Employment Term, Purchaser shall pay Seller, in arrears, on a monthly basis and as provided in Section 7(a) below, an amount equal to:

(i) the actual salary and wages (including any commissions and overtime that become due as a result of employment with Seller during the relevant past monthly period) paid to the Business Employees by Seller during the relevant past monthly period, which salary and wages shall equal each Business Employee’s compensation level in effect on the date hereof (as to each, its “Base Pay”);

(ii) 20% of the Base Pay of each of the Business Employees for such period to compensate Seller for the following amounts payable by Seller during the Employment Term: (A) employment taxes, (B) statutorily mandated benefits, and (C) any welfare benefits, programs or policies that are sponsored or maintained from time to time by Seller and in which an Employee is covered; and

(iii) any customary out-of-pocket business expenses that are incurred in connection with the provision of any Employment Services, including those incurred by any Business Employee in the ordinary course and in accordance with applicable policies of Seller, while engaged in the conduct of Purchaser’s business and for which Seller has reimbursed the Business Employee;

(c) At least three Business Days before each payroll date, Seller shall provide Purchaser with Seller’s best estimate of the items described under Section 5(b) required to be paid to the Business Employees on the next payroll date. At Purchaser’s request, Seller shall meet with Purchaser before the payroll date to review the estimate. Purchaser shall pay to Seller on the Business Day before each bi-monthly payroll date, the payroll amount estimated by Seller or such other amount as Seller and Purchaser agree as a result of their discussion (each an “Advance Payroll Payment”). Seller shall invoice Purchaser monthly in arrears for the actual cost of the items described in Section 5(a) incurred by Seller for the Employment Services, net of the Advance Payroll Payments theretofore received by Seller and not previously applied. Such invoice shall be reasonably detailed. If Seller’s actual cost of the items described in Section 5(a) for any payroll date differ from the Advance Payroll Payment funded by Purchaser, Seller and Purchaser will promptly reconcile for such difference by payment to one another within 10 days after such payroll date.

(d) During the Employment Term, Seller may only terminate a Business Employee’s employment with the prior consent of Purchaser; provided, that Purchaser’s consent will not be required if such Business Employee is to be terminated for “cause” and Seller has notified Purchaser in advance that such Business Employee is to be terminated. Upon any such termination, such Business Employee will no longer be deemed a Business Employee for purposes of this Agreement.

(e) This Agreement is not intended to be construed as creating an employer/employee relationship between Purchaser and any Business Employees, or a joint employer or co-employer relationship between Purchaser and Seller relating to the Business Employees, and Seller shall act under this Agreement solely as an independent contractor and not as an agent of Purchaser.

6. No Obligation to Continue to Use Services; Partial Termination. Purchaser shall have no obligation to continue to use any of the Transition Services with respect to the Business and may terminate any Transition Service, in whole or in part, upon notice to Seller of the longer of (a) 30 days and (b) the number of days’ notice that Seller is required to give to any third party in order to terminate its obligation to make payment with respect the applicable aspect of Transition Services.

7. Records; Disputed Charges.

(a) Seller shall keep accurate books and records of the Transition Services provided and supporting documentation of all costs incurred in providing the Transition Services. Seller shall permit Purchaser to have access, upon prior reasonable notice and during normal business hours, to such books and records and supporting documentation for the purpose of verifying the amounts payable in connection with the Transition Services.

(b) In the event Purchaser disputes any charges invoiced by Seller, it shall deliver a written statement describing the dispute to Seller within thirty (30) days following receipt of the disputed invoice and may withhold payment of the disputed charges until such dispute has been resolved pursuant to this Section 7(b). Any such statement shall provide a reasonably detailed description of the disputed items. Upon delivery of the written statement,

Purchaser and Seller shall cooperate and negotiate in good faith to resolve such disputed charges and Seller shall make their records relating to the Transition Services available to Purchaser for inspection at Purchaser’s cost upon reasonable notice and during normal business hours. If the parties are unable to resolve such disputed charges within fifteen (15) days of delivery of the written statement, Purchaser may elect, by notice to Seller within ten (10) days following the end of such fifteen (15) day period, to have an independent accounting firm selected jointly by Purchaser and Seller (other than any of the parties’ independent auditors) review all of the supporting information of Seller as may be reasonably requested by such firm to determine the correctness of the disputed charges. If the selection of the independent accounting firm cannot be agreed by the parties, each party shall appoint an independent accountant and the two such appointed accountants shall select the independent accounting firm to carry out the determination of disputed charges. The determination of such independent accounting firm shall be conclusive and binding on the parties. If the work of such independent accounting firm results in a reduction of the disputed charges by 5% or more, Seller shall be responsible for the charges of the independent accounting firm and shall promptly reimburse Purchaser for all or a portion of the disputed charges, as determined by the independent accounting firm. If the work of such independent accounting firm results in a reduction of the disputed charges by less than 5% or results in no reduction at all, Purchaser shall be responsible for the charges of such independent accounting firm.

8. Indemnification. Purchaser hereby agrees to indemnify defend and hold harmless Seller and its Affiliates and their respective partners, members, directors, officers, managers, shareholders, employees, successors and assigns from and against any and all judgments, losses, liabilities, actions, legal proceedings, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, diminution in value, lost profits, consequential damages and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of any employment laws, including without limitation, discrimination, harassment, wrongful termination, wage and hours laws, relating to or resulting from the alleged or actual conduct of Purchaser, Purchaser’s agent or Purchaser’s employee. Seller hereby agrees to indemnify defend and hold harmless Purchaser and its Affiliates and their respective partners, members, directors, officers, managers, shareholders, employees, successors and assigns from and against any and all judgments, losses, liabilities, actions, legal proceedings, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, diminution in value, lost profits, consequential damages and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of any employment laws, including without limitation, discrimination, harassment, wrongful termination, wage and hours laws, relating to or resulting from the alleged or actual conduct of Seller, Seller’s agent or Seller’s employee.

9. Miscellaneous.

(a) Notices. Notices and other communications shall be given in the manner and to the persons provided in the Purchase Agreement.

(b) Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(c) Further Assurances. Upon the request of any Party at any time after the Closing, the other Parties shall execute and deliver such documents, as such Party or its counsel may reasonably request to effectuate the purposes of this Agreement and the Transaction Documents.

(d) Independent Contractor. Each Party shall act as an independent contractor and not as the agent of the other Party in performing the Transition Services, maintaining control over its respective employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign. No employee of any Party performing Transition Services shall be considered an employee of any other Party or any of its Affiliates until such time, if ever, as they accept the other Party’s offer of employment. Furthermore, neither Party shall subcontract any of the Transition Services without the prior written approval of the other Party, except that Seller may subcontract the performance of services to the same extent that it subcontracts services prior to the date of this Agreement.

(e) Successors and Assigns; Assignment; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by (a) Seller without the prior written consent of Purchaser, or (b) Purchaser without the prior written consent of Seller; provided, Purchaser may (i) assign its rights under this Agreement to any Affiliate of Purchaser and (ii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Purchaser or its Affiliates. Nothing in this Agreement shall confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

(f) Entire Agreement; Amendment and Waiver. This Agreement and the Transaction Documents constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof or thereof among such parties, including but not limited to the prior agreements or understandings set forth in the Business Transition Agreement dated as of January 12, 2010 which was executed but not delivered by the parties hereto (and therefore which does not constitute a valid and effective agreement between the parties hereto). This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Seller and Purchaser and the party or parties to be affected by such amendment.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute one instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Governing Law; Severability. This Agreement shall be governed by the internal laws of the State of New York, without regard to principles of conflicts of law. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

(i) No Additional Rights. Except as expressly provided in this Agreement, the Parties agree that this Agreement shall not grant to any Party any additional rights to any other Party’s proprietary information, technology or know-how.

(j) MetaBank Arrangement. Purchaser has entered into a Program Agreement dated January 14, 2010 with MetaBank, a federally chartered savings bank (“Meta”), pursuant to which Meta will participate in Purchaser’s RT program by providing deposit accounts, ACH disbursement and other services. Given the operational logistics of the RT program, regulatory compliance priorities and the fact that the relationship between Meta and Purchaser is newly created, under the Program Agreement, Purchaser and Meta have agreed to work together, and obtain the consent of the other, in connection with all significant operational matters. Because Seller will be providing services associated with Purchaser’s RT program pursuant to this Agreement, Meta and Purchaser have requested, and Seller hereby agrees, to participate in the RT Program until April 30, 2010 (or, as it relates to ACH and access and use of telecommunications infrastructure, until December 31, 2010) in the manner described in Section 5.12(e) of the Program Agreement; provided, however, that Seller shall not be required to take any action or refrain from taking any action that would be inconsistent with its authorities and permitted activities under its regulatory status, agreements and orders or otherwise inconsistent with applicable Law. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, directors, officers, employees and agents for damages, judgments, settlements, losses, fees and expenses arising from any claim asserted or threatened by MetaBank by reason of Seller’s obligations under this Section 9(j).

(k) Termination. Either party may terminate this Agreement, upon written notice to the other party, in the event that Seller or Purchaser shall have received a written order, directive, memorandum of understanding or similar instrument from a Governmental Entity with jurisdiction over Seller (including but not limited to the Office of Comptroller of the Currency), the result of which would be to prohibit Seller from providing the services hereunder. Seller may also terminate this Agreement, upon written notice to the Purchaser, if there shall have been a breach by the Purchaser of the provisions of Sections 2(c) – 2(e) which has not been cured by the Purchaser within a reasonable period of time following written notice by the Seller. The parties acknowledge that Purchaser’s breach of any of Sections 2(c) – 2(e) may relate to the facts, conditions or other matters for which Seller is responsible under the terms of the Purchase Agreement, and the terms of this Agreement shall not affect Seller’s responsibility under the Purchase Agreement and Purchaser shall have no liability under this Agreement to the extent the matter giving rise to Purchaser’s breach is a matter for which Seller is required to provide indemnification under the Purchase Agreement. The parties acknowledge that Purchaser’s breach of any of Sections 2(c) – 2(e) may relate to the facts, conditions or other matters for which Seller is responsible under the terms of the Purchase Agreement, and the terms of this Agreement shall not affect Seller’s responsibility under the Purchase Agreement and Purchaser shall have no liability under this Agreement to the extent the matter giving rise to Purchaser’s breach is a matter for which Seller is required to provide indemnification under the Purchase Agreement. If Seller terminates this Agreement or fails to perform its obligations under this Agreement because of a written order, directive, memorandum of understanding or similar instrument from a Governmental Entity with jurisdiction over Seller

(including but not limited to the Office of Comptroller of the Currency), such termination shall not affect Purchaser’s recourse against Seller as if such termination had not occurred; provided, however, that Purchaser’s recourse upon any termination or breach of this Agreement by Seller shall be limited to the Escrowed Consideration (as such term is defined in the Second Amended and Restated Escrow Agreement of even date herewith by and among the parties set forth therein).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PACIFIC CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ George S. Leis
Name: George S. Leis
Title: President & CEO

[Signature Page – Transition Services Agreement]

SANTA BARBARA TAX PRODUCTS GROUP, LLC

By:	/s/ Richard Turner
Name: Richard Turner
Title: CEO

[Signature Page – Transition Services Agreement]